SECURITIES AND EXCHANGE COMMISSION
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g)
      of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number: 1-3013


                              WESTVACO CORPORATION
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             (Exact name of registrant as specified in its charter)



                                 299 Park Avenue
                            New York, New York 10171
                                 (212) 688-5000
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   (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)



                     Common Stock, par value $5.00 per share

                         Preferred Stock Purchase Rights

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            (Title of each class of securities covered by this Form)


                                      None
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   (Titles of all other classes of securities for which a duty to file reports under Section 13 (a) or 15 (d) remains)

 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  [x]     Rule 12h-3(b)(1)(i)  [x]
            Rule 12g-4(a)(1)(ii) [ ]     Rule 12h-3(b)(1)(ii) [ ]
            Rule 12g-4(a)(2)(i)  [ ]     Rule 12h-3(b)(2)(i)  [ ]
            Rule 12g-4(a)(2)(ii) [ ]     Rule 12h-3(b)(2)(ii) [ ]
                                         Rule 15d-6           [ ]

Approximate number of holders of record as of the certification or notice date:
Common Stock, par value $5.00 per share, and the associated Preferred Stock Purchase Rights: 1.




Pursuant to the requirements of the Securities Exchange Act of 1934, Westvaco Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 29, 2002                   WESTVACO CORPORATION

                                         By: /s/ John W. Hetherington
                                            ------------------------------------
                                         Name:   John W. Hetherington
                                         Title:  Secretary and Assistant General
                                                 Counsel